EXECUTIVE RETIREMENT PROGRAM

The Executive Retirement Program (ERP) is a non-qualified retirement plan provided to a select group of executives that is competitive with benefit practices for senior and executive management.  ERP is part of the Verso Deferred Compensation Plan (DCP).  However, ERP is used to describe a new type of contribution made by Verso on behalf of the selected executives.

Effective

The ERP is scheduled to become effective for calendar years beginning on and after January 1, 2010.

Eligibility

The Compensation Committee reserves the sole and exclusive right to select the executives who will be included in ERP for each calendar year.  If you are selected to be included in ERP, you will receive written notice of that selection.  The selection is based on the following criteria:

•	Selection is done on an individual basis.

•	Selection is done annually.

•	Selection is not based solely on grade level; however, typically it would be limited to those employees in positions graded E13 and above.

The Compensation Committee evaluates:

•	the nature of the job;

•	the market competitive level of total compensation;

•	the strategic and long term nature of the role;

•	the degree of value creation or revenue generation of the role;

•	the degree of impact on the overall financial performance of the company; and

•	the long-term potential of employees to assume a Senior Vice President and above role with the company.

Contribution Level

Verso’s annual ERP contribution is based on a percentage of the executive’s Eligible Compensation (as defined below).  The following matrix sets forth the contribution percentage for each pay grade.

Pay Grade	ERP	SSRP	TOTAL
E17 and above	10%	2.75% or 5.00%	12.50% - 15.00%
E15 – E16	8%	2.75% or 5.00%	10.50% - 13.00%
E14	6%	2.75% or 5.00%	8.75% - 11.00%
E13 and others	4%	2.75% or 5.00%	6.75% - 9.00%

Eligible Compensation

The executive’s base salary plus the annual target incentive opportunity calculated on January 1 of each year would be used to determine the ERP contribution.

Timing of Contribution

A lump sum contribution for each selected executive will be made under ERP during the first quarter of each calendar year. We are on schedule to make the initial 2010 contribution on or before January 31, 2010.

Plan Guidelines

Executives in the 2010 ERP would see an adjustment to the Verso Salaried Supplemental Retirement Plan (SSRP) contributions at:

•	2.75% if hired after June 30, 2004.

•	5.00% if hired on or before June 30, 2004.

Temporary Grandfather Contribution

To ensure that no executive selected to be included in ERP experiences a decline in total benefit level as a result of the reduction to SSRP, a transition contribution will be offered in 2010 and 2011.  This means that the ERP contribution in these two (2) calendar years may be more than set forth in the above matrix.  At the time you are notified of coverage under ERP, your contribution formula will also be specified for the calendar year of coverage.  The Compensation Committee retains the sole and exclusive right to determine the amount of transition contribution to be made for each covered executive.

Grandfathered Example:

A current executive is at Pay Grade E13 and is receiving a 12% SSRP contribution (5% basic and 7% five year enhancement). Temporary Grandfather Contribution: This executive if selected for coverage under ERP will receive 12% contribution for 2010 and 2011 (5% for SSRP and 7% for ERP) and in 2012, this executive would be scheduled to receive 4% from ERP and 5% from SSRP, for a total of 9%.

Investment Options

Investing options are similar to the Deferred Compensation Plan and will be managed by Fidelity.

Beneficiary Form

A separate Beneficiary Form is required.

Deferral and Payment Options

•	The 2010 ERP contribution will be subject to a two year deferral requirement, or payable in the event that separation, death, or permanent disability occurs before the two year requirement.

•	Future ERP contributions will be subject to deferral elections by the executive. This deferral election will be separate from the deferral election made under the regular DCP.